                                                                    EXHIBIT 11.1

                  STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES

                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1996      1995    1994
                                                    ---------  ------- -------
Primary and fully diluted:
  Weighted average shares outstanding..............     9,451    9,408   9,122
  Assumed exercise of Series A and B stock options
   and warrants (treasury stock method)............       -0-      145     134
                                                    ---------  ------- -------
Total common share equivalents.....................     9,451    9,553   9,256
                                                    =========  ======= =======
Income (loss) before extraordinary item............  $(34,220) $ 4,299 $ 2,427
Extraordinary item.................................       --       --      (85)
                                                    ---------  ------- -------
Net Income (loss)..................................  $(34,220) $ 4,299 $ 2,342
                                                    =========  ======= =======
Per share amounts--
Primary and fully diluted:
  Income (loss) before extraordinary item.......... $   (3.62) $  0.45 $  0.26
  Extraordinary item...............................       --       --    (0.01)
                                                    ---------  ------- -------
  Net Income (loss)................................ $   (3.62) $  0.45 $  0.25
                                                    =========  ======= =======

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